CONSENT OF INDEPENDENT AUDITORS



We consent to the incorporation by reference in Post-Effective Amendment No. 91 to the Registration Statement of Franklin Growth and Income Fund on Form N-1A, File No. 2-10103, of our report dated August 4, 2000, on our audit of the financial statements and financial highlights of Franklin Equity Fund, which report is included in the Annual Report to Shareholders for the year ended June 30, 2000, filed with the Securities and Exchange Commission pursuant to section 30(d) of the Investment Company Act of 1940, which is incorporated by reference in the Registration Statement. We also consent to the reference to our firm under the captions "Financial Highlights" and "Auditor."



                                    /s/ PricewaterhouseCoopers LLP
                                    PricewaterhouseCoopers LLP


San Francisco, California
October 26, 2000